Exhibit 10.4

PROTARA THERAPEUTICS, INC.
SECOND AMENDMENT TO SUBSCRIPTION AGREEMENT

This SECOND AMENDMENT TO SUBSCRIPTION AGREEMENT (this “Amendment”), amending the Subscription Agreement by and between PROTARA THERAPEUTICS, INC., a Delaware corporation (f/k/a Proteon Therapeutics, Inc.) (the “Company”), and the persons and entities listed on Schedule I attached thereto (“Purchasers”) dated as of September 23, 2019 (the “Purchase Agreement”), as amended by the First Amendment to Subscription Agreement, dated as of November 19, 2019, is entered into as of December [17], 2025 by and among the Company, ArTara Subsidiary, Inc. (f/k/a ArTara Therapeutics, Inc.) (“ArTara Subsidiary”) and the undersigned Purchasers. Capitalized terms used herein which are not defined herein shall have the definition ascribed to them in the Purchase Agreement.

RECITALS

WHEREAS, the Company and the Purchasers have previously entered into the Purchase Agreement;

WHEREAS, the Company and the Purchasers have previously amended the Purchase Agreement in order for certain Securities to be issued and sold by ArTara Subsidiary immediately prior to the Effective Time in lieu of being issued and sold pursuant to the Purchase Agreement immediately following the Effective time;

WHEREAS, the Company and the Purchasers desire to further amend the Purchase Agreement with respect to certain rights of the Purchasers; and

WHEREAS, Section 12.01 of the Purchase Agreement provides that the Purchase Agreement may be amended with the written consent of (i) the Company and (ii) the Purchasers holding, or having the right to purchase at the Closing, a majority of the Securities purchased or to be purchased thereunder (calculated on an as-converted to Common Stock basis) (the “Requisite Purchasers”); and

WHEREAS, the undersigned constitute the Company and the Requisite Purchasers.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the promises and covenants contained herein and in the Purchase Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Restatement of Section 6.07 of the Purchase Agreement. Section 6.07 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“6.07 Participation in Future Financings.

(a)	From the Effective Date and until the consummation of the Company’s second Qualified Subsequent Financing (as defined below), each Purchaser that purchases Series 1 Preferred Stock hereunder (the “Preferred Stock Purchasers”) shall have the right to participate in any Subsequent Financing up to its pro rata amount, calculated as its percentage equity ownership of the Company’s outstanding equity (without taking into account any beneficial ownership limitations on conversion or exercise of any Common Stock Equivalents held by such Preferred Stock Purchaser), on the same terms, conditions and price provided for in the Subsequent Financing, unless the Subsequent Financing is an underwritten public offering (an “Underwritten Subsequent Financing”), in which case the Company shall offer the Preferred Stock Purchasers the right to participate in such public offering when it is lawful for the Company to do so below, including with respect to any limitations necessary to preserve the validity of the private placement exemption under the 1933 Act for the offer and sale of the Securities hereunder, but the Preferred Stock Purchasers shall not be entitled to purchase any particular amount of such public offering. For purposes of this Agreement, the term “Subsequent Financing” shall mean a financing in which the Company or any of the subsidiaries proposes to issue Common Stock, or Common Stock Equivalents, for cash consideration, indebtedness or a combination thereof, other than (i) a rights offering to all holders of Common Stock and Preferred Stock (which may include extending such rights to holders of Common Stock Equivalents) or (ii) an Exempt Issuance, and the term “Qualified Subsequent Financing” shall mean a Subsequent Financing (other than an Underwritten Subsequent Financing) in which the Company receives at least $10,000,000 in gross proceeds.

(b)	At least one Business Day prior to the closing of the Subsequent Financing, the Company shall deliver to the Preferred Stock Purchasers a written notice of its intention to effect a Subsequent Financing (“Pre-Notice”), which Pre-Notice shall ask each Preferred Stock Purchaser if it wants to review the details of such financing in order to confirm whether such Preferred Stock Purchaser wishes to participate in such financing (such additional notice, a “Subsequent Financing Notice”). Upon the request of a Preferred Stock Purchaser, and only upon a request by such Preferred Stock Purchaser, for a Subsequent Financing Notice, the Company shall promptly, but no later than one Business Day after such request, deliver a Subsequent Financing Notice to the Preferred Stock Purchaser. The requesting Preferred Stock Purchaser hereby acknowledges and agrees that the Subsequent Financing Notice may constitute and may contain material non-public information. The Subsequent Financing Notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder and the person or persons through or with whom such Subsequent Financing is proposed to be effected and shall include a term sheet or similar document relating thereto as an attachment.

(c)	If the Preferred Stock Purchaser wishes to participate in such Subsequent Financing it must provide written notice to the Company by not later than 5:30 p.m. (New York City time) on the Business Day after the Preferred Stock Purchaser has received the Subsequent Financing Notice that the Preferred Stock Purchaser is willing to participate in the Subsequent Financing, the amount of the Preferred Stock Purchaser’s participation, and representing and warranting that the Preferred Stock Purchaser has such funds ready, willing, and available for investment on the terms set forth in the Subsequent Financing Notice. If the Company receives no such notice from the Preferred Stock Purchaser as of such Business Day, the Preferred Stock Purchaser shall be deemed to have notified the Company that it does not elect to participate and the Company may effect the Subsequent Financing on the terms and with the persons set forth in the Subsequent Financing Notice.

(d)	If by 5:30 p.m. (New York City time) on the Business Day after the Preferred Stock Purchaser has received the Subsequent Financing Notice, the Company has received written notification by the Preferred Stock Purchaser of its willingness to participate in the Subsequent Financing (or to cause its designees to participate), then the Company shall effect the Subsequent Financing with the Preferred Stock Purchaser (in the amount indicated in its notification) and, with respect to the remaining portion of such Subsequent Financing on the terms and with the Persons set forth in the Subsequent Financing Notice.

(e)	The Company must provide the Preferred Stock Purchaser with a second Subsequent Financing Notice, and the Preferred Stock Purchaser will again have the right of participation set forth above in this Section 6.07, if the Subsequent Financing subject to the initial Subsequent Financing Notice is amended in any material respect or is not consummated for any reason on the terms set forth in such Subsequent Financing Notice within 30 Business Days after the date of the initial Subsequent Financing Notice.

(f)	Notwithstanding anything to the contrary in this Section 6.07 and unless otherwise agreed to by the Preferred Stock Purchaser, the Company shall either confirm in writing to the Preferred Stock Purchaser that the transaction with respect to the Subsequent Financing has been abandoned or shall publicly disclose its intention to issue the securities in the Subsequent Financing, in either case in such a manner such that the Preferred Stock Purchaser will not be in possession of any material, non-public information, by the 30th Business Day following delivery of the Subsequent Financing Notice. If by such 30th Business Day, no public disclosure regarding a transaction with respect to the Subsequent Financing has been made, and no notice regarding the abandonment of such transaction has been received by the Preferred Stock Purchaser, such transaction shall be deemed to have been abandoned and the Preferred Stock Purchaser shall not be deemed to be in possession of any material, non-public information with respect to the Company or any of its subsidiaries.

2. Restatement of Section 6.08(a) of the Purchase Agreement. Section 6.08(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“6.08 Board Rights

(a)	Effective upon the Closing Date, the BBA Purchasers, acting together, shall have the right (but not the obligation) to designate (i) one member of the board of directors of the Company (the “Board”) for so long as the BBA Purchasers collectively hold at least 9.99% of the Company’s outstanding Common Stock and at least 50% of the securities purchased (including shares of Common Stock issued upon conversion or exchange of such securities purchased) by them pursuant to this Agreement or (ii) two (2) members of the Board (each such designated Board member being referred to herein as a “BBA Purchaser Board Designee”) for so long as the BBA Purchasers collectively hold at least that percentage of the Company’s outstanding Common Stock as is equal to two (2) divided by the total number of members of the Board (including the BBA Purchaser Board Designee(s)) (such percentage may be rounded up to two (2) whole members of the Board in accordance with the Nasdaq Listing Rules) and at least 50% of the securities purchased (including shares of Common Stock issued upon conversion or exchange of such securities purchased) by them pursuant to this Agreement (the “BBA Purchaser Board Designation Right”); provided, that each such designee must qualify as an “independent” director as defined under Nasdaq Listing Rule 5605(a)(2), and each such designee shall have provided the Nominating and Governance Committee of the Board (the “Nominating Committee”) such information as the Nominating Committee customarily requests pursuant to its charter then in effect or pursuant to the Company’s bylaws, to determine that such BBA Purchaser Board Designee meets the independence requirements under Nasdaq Listing Rule 5605(a)(2), and is not otherwise disqualified by applicable Nasdaq Stock Market or Commission rules or regulations from service on the Board. The Company agrees to take all necessary corporate and other actions, including increasing the size of the Board, if necessary, and filling the resulting vacancy by vote of the Board and/or to request a vote of the stockholders of the Company, to permit each BBA Purchaser Board Designee to be appointed or elected by the members of the Board and/or shareholders, as applicable, pursuant to the Company’s Certificate of Incorporation and Bylaws.”

3. Effect of Amendment. Except as expressly modified by this Amendment, the Purchase Agreement shall remain unmodified and in full force and effect.

4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of law principles.

5. Counterparts. This Amendment may be executed in any number of counterparts and signatures delivered by facsimile, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first set forth above.

COMPANY:	PURCHASERS:

PROTARA THERAPEUTICS, INC.	667, L.P.

By: BAKER BROS. ADVISORS LP,
/s/ Jesse Shefferman	management company and investment adviser to 667, L.P., pursuant to authority granted to it by Baker Biotech Capital, L.P., general partner to 667, L.P., and not as the general partner
Name: Jesse Shefferman
Title: President and Chief Executive Officer

	By:	/s/ Scott Lessing
Name: Scott Lessing
Title: President

BAKER BROTHERS LIFE SCIENCES, L.P.

By: BAKER BROS. ADVISORS LP,
management company and investment adviser to BAKER BROTHERS LIFE SCIENCES, L.P., pursuant to authority granted to it by Baker Brothers Life Sciences Capital, L.P., general partner to BAKER BROTHERS LIFE SCIENCES, L.P., and not as the general partner

	By:	/s/ Scott Lessing
Name: Scott Lessing
Title: President

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